Exhibit 99.4

January 24, 2022

1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 of 1847 Holdings LLC (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company.

Sincerely yours,

/s/ Lawrence X. Taylor
Lawrence X. Taylor